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                                                                      Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:     March 18, 2005
COMPANY:  Central Federal Corporation
          2923 Smith Road
          Fairlawn, Ohio  44333
CONTACT:  Mark S. Allio
          Vice Chairman, President and CEO
PHONE:    330.576.1334                 FAX: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES REVERSE STOCK SPLIT ABANDONED AND DIVIDEND DECLARED

Fairlawn, Ohio - March 18, 2005 - Central Federal Corporation (NASDAQ: GCFC) announced today that the Company's Board of Directors decided against proceeding with a one-for-325 shares reverse stock split. The Company's stockholders approved the reverse stock split at a special meeting of stockholders held last Monday, March 14, 2005.

The Company had announced in October 2004 that it would ask stockholders to approve a reverse stock split in an effort to ease the economic and management burden of complying with the Sarbanes-Oxley Act of 2002 and federal securities laws. The Board of Directors established a reverse stock split ratio of 1-for-500 shares and set $14.50 per share as a fair price to compensate stockholders who held fewer than 500 shares on the effective date and who would no longer remain stockholders of the Company after the effective date. As discussed in the Company's February 2, 2005 press release, large numbers of individuals had purchased share lots in quantities of 499 or fewer shares. The dramatic increase in shares held by stockholders who owned fewer than 500 shares had increased substantially the cost of the Company's effecting its going private transaction.

As discussed in the Company's February 11, 2005 press release, the Board of Directors revised the ratio of the reverse stock split to 1-for-325 shares in an effort to reduce the aggregate cost of repurchasing shares. The Board had recognized the earlier arbitrage activity and reserved the right to abandon the transaction following stockholder approval in the interest of the Company and its stockholders if the costs of the transaction were expected to exceed $2 million.

After the reverse split ratio was changed from one-for 500 shares to one-for-325 shares, a significant number of stockholders became owners of fewer than 325 shares. Since the capital cost of effecting the transaction would be greater than the $2 million benchmark, the Board decided not to proceed with the transaction.

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The Board concluded, in its fiduciary capacity, that expenditure of capital in excess of $2 million would not be prudent. Chairman of the Board David C. Vernon observed:

      Apparent attempts to arbitrage the premium the Company was willing to pay to those who would no longer remain stockholders after a reverse stock split dramatically drove up the cost of the transaction beyond a figure the Board believes is reasonable to spend. Use of the increased capital that would be necessary to proceed with a reverse stock split is not in the best interest of Central Federal Corporation's stockholders.

Central Federal Corporation is executing a growth strategy, and the Company plans to employ and acquire capital to effectuate the growth.

In other action, the Board of Directors declared a cash dividend of 9 cents per share on its common stock to be paid on April 15 to stockholders of record on April 4, 2005.

ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services, Inc., an Ohio corporation, became a wholly owned subsidiary of CFBank in October 2004.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.